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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. n/a)*

                                   e-Net,Inc.
                                ----------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                    ----------------------------------------
                         (Title of Class of Securities)


                                    268745205
                                 --------------
                                 (CUSIP Number)


                                     7-6-98
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                Page 1 of 5 Pages

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


CUSIP No. 268745205                                                 SCHEDULE 13G

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON:    Edward Ratkovich
      I.R.S. IDENTIFICATION NO.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  | |
                                                                (b)  | |
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION:      United States

--------------------------------------------------------------------------------
                          5.    SOLE VOTING POWER
                                970,000
                          ------------------------------------------------------
   NUMBER OF SHARES       6.    SHARED VOTING POWER
    BENEFICIALLY
   OWNED BY EACH         ------------------------------------------------------
  REPORTING PERSON        7.    SOLE DISPOSITIVE POWER
        WITH                    970,000
                          ------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
      970,000*

       * Reporting Person disclaims beneficial ownership of 70,000 shares under a disputed trade. Further, 400,000 shares are owned by the Reporting Person and his spouse as tenants in the entirety.

--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                   | |
      Not Applicable
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
      10.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions):      IN

--------------------------------------------------------------------------------
                               Page 2 of 5 Pages

CUSIP No. 268745205                                                 SCHEDULE 13G

Item 1.

         (a)    Name of Issuer: e-Net, Inc., a Delaware corporation

         (b)    Address of Issuer's Principal Executive Offices:

                           12800 Middlebrook Road,
                           Suite 200, Germantown, Maryland 20874.


Item 2.

         (a)    Name of Person Filing:  Edward Ratkovich

         (b)    Address of Principal Business Office or, if none, Residence:
                1030 Delf Drive, McLean, Virginia 22101

         (c)    Citizenship: United States

         (d)    Title of Class of Securities:  Common Stock, $.01 par value

         (e)    CUSIP Number:

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)      [  ]   Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).
(b)      [  ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)      [  ]   Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).
(d)      [  ]   Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C. 80a-8).
(e)      [  ]   An investment advisor in accordance with ss. 240.13d-1(b)(1)(ii)
                (E);
(f)      [  ]   An employee benefit plan or endowment fund in accordance with
                ss. 240.13d-1(b)(1)(ii)(F);
(g)      [  ]   A parent holding company or control person in accordance with
                ss. 240.13d-1(b)(1)(ii)(G);
(h)      [  ]   A savings association as defined in Section 3(b) of the
                Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)      [  ]   A church plan that is excluded from the definition of
                an investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3);
(j)      [  ]   Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4.         Ownership.

         (a)    Amount Beneficially Owned:  970,000

         (b)    Percent of Class: 10.4%

                             Page 3 of 5 Pages

CUSIP No. 268745205                                                 SCHEDULE 13G


         (c)    Number of Shares to which such person has:

                  (i)      Sole power to vote or direct the vote:  970,000

                  (ii)     Shared power to vote or direct the vote:

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  970,000

                  (iv) Shared power to dispose or to direct the disposition of:

Instruction. For computations regarding securities which represent a right to acquire an underlying security see 240.13d-3(d)(1).

Item 5.         Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Not Applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.         Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.         Notice of Dissolution of the Group.

         Not Applicable.

Item 10.        Certification.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                             Page 4 of 5 Pages

CUSIP No. 268745205                                                 SCHEDULE 13G



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 9-24-98

                                    /s/ Edward Ratkovich
                                    ---------------------------
                                    Signature


                                    Edward Ratkovich
                                    ---------------------------
                                    Name/Title


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                             Page 5 of 5 Pages